FOR IMMEDIATE RELEASE

Contact:

Andrew M. O'Shea
Chief Financial Officer
(860) 298-0444

Barbara Cano
Adam Friedman Associates LLC
(212) 981-2529, Ext. 22

Andersen Group Announces ComCor-TV Operational Progress as of December 31, 2003

New York, January 20, 2004 - Andersen Group, Inc. (NASDAQ: ANDR) today announced operational progress of its affiliate, ComCor-TV (CCTV), a Russian company that provides broadband communication, information and entertainment services in Moscow.  Andersen Group expects to complete its acquisition of CCTV shortly, through the issuance of shares of its common stock in exchange for the ownership interests held by Moscow Telecommunications Corporation (COMCOR) and by acquiring Moscow Broadband Communication Ltd (MBC), which owns the equity of CCTV not held by COMCOR or the Company.

As of December 31, 2003, CCTV had increased it access network to a total of 154,786 homes and businesses.  This represents nearly a 7% increase from September 30, 2003 and a 44% increase for the entire year.

As a result of this expanded access network and its aggressive marketing efforts, subscribers for CCTV's terrestrial TV services totaled 56,395 as of December 31, 2003; over a 7% increase from the September 30, 2003 totals and a 34% increase over subscriber totals for the prior year.

Subscribers for its premium cable TV services increased to 5,181 as of December 31, 2003, which represents increases of nearly 14% and just under 70% over the September 30, 2003 and December 31, 2002 subscriber levels, respectively.

CCTV's subscriber base for Internet access services increased to 10,015 as of December 31, 2003, which represents an increase of over 26% as compared to September 30, 2003 levels and they were just under 106% higher than the Internet subscriber levels of December 31, 2002.

As a result of the subscriber growth, Andersen expects CCTV's fourth quarter revenues from subscriber services to be approximately 31% higher than the service revenues it reported in its third fiscal quarter and 97% higher than the service revenues during CCTV's fourth quarter of 2002.  CCTV expects that its service revenues for the entire year will be over 92% higher than the service revenues reported for 2002.

Chairman Francis Baker stated, "We are very pleased with the operational progress CCTV has demonstrated over this last quarter, and are optimistic that this growth will continue, in all areas, in 2004.  CCTV has nearly reached the stage at which it's generating sufficient revenues to meet operating expenses, and we expect the growth momentum to accelerate as the access network continues to expand.  We expect that the growth rate of CCTV's access network in the first quarter will double that of this past quarter, which, in turn, further expands the market for CCTV's services."

About Andersen Group

Andersen Group is publicly traded on the NASDAQ under the symbol "ANDR". At present, Andersen Group has both a direct and an indirect interest in CCTV, a Russian company that has licenses to provide telecommunication services to 1.5 million homes and businesses in Moscow.  CCTV is using its exclusive HFC access to COMCOR's Moscow Fiber Optic Network to provide broadband services including cable television and high-speed Internet access to residential and business customers, with plans to add additional services, including IP-based telephony.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains "forward-looking statements", as the phrase is defined in Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements relate to Andersen Group's acquisition agreement with COMCOR and exchange agreement with MBC stockholders, as well as Andersen Group's and CCTV's development, including CCTV's ability to attract new subscribers, its ability to continue to expand its network, and its ability to achieve profitability, and are based on management's best assessment of Andersen Group's and CCTV's strategic and financial position and of future market conditions and trends. These discussions involve risks and uncertainties, and the actual outcome may differ materially from these statements. Certain factors that could cause actual results to differ materially from those discussed in any forward-looking statements include the satisfaction or waiver of all the necessary conditions precedent to closing the transactions with each of COMCOR and MBC stockholders including the approval of the Company's stockholders, the risks described in Andersen Group's Annual Report on Form 10-K for the year ended February 28, 2003 and other public filings made by Andersen Group with the Securities and Exchange Commission, which descriptions are incorporated herein by reference. Andersen Group disclaims any obligation to update developments of these risks or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.

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